Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Turbo Energy, S.A.

We hereby consent to the inclusion in this Registration Statement of Turbo Energy, S.A. (the “Company”) on Form F-1 of our report dated May 24, 2023 except for Note 12 and the effects of the restatement disclosed in Note 21, as to which the date is July 11, 2023, related to the Form F-1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 which appears in this Registration Statement on Form F-1.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

July 11, 2023